                           MODERN WOODMEN OF AMERICA
                          A FRATERNAL BENEFIT SOCIETY

PARTICIPATING
FLEXIBLE PREMIUM VARIABLE
LIFE INSURANCE CERTIFICATE

DEATH PROCEEDS PAYABLE AT THE INSURED'S DEATH PRIOR TO THE MATURITY DATE. FLEXIBLE PREMIUMS PAYABLE FOR THE INSURED'S LIFE OR UNTIL THE MATURITY DATE. THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN THE DEATH BENEFIT PROVISIONS. THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT PERFORMANCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VARIABLE FEATURES OF THIS CERTIFICATE ARE DESCRIBED IN SECTIONS 6 AND 7.

Modern Woodmen of America, a fraternal benefit society, will pay the benefits of this certificate subject to all of its terms.

RIGHT TO EXAMINE CERTIFICATE

YOU MAY CANCEL THIS CERTIFICATE BY DELIVERING OR MAILING A WRITTEN NOTICE OR SENDING A FAX TO THE AGENT THROUGH WHOM IT WAS PURCHASED OR MODERN WOODMEN OF AMERICA VARIABLE PRODUCT ADMINISTRATIVE CENTER, P. O. BOX 9284, DES MOINES, IOWA 50306-9284 AND BY RETURNING THE CERTIFICATE BEFORE MIDNIGHT OF THE THIRTIETH DAY AFTER THE DATE YOU RECEIVE THE CERTIFICATE. NOTICE GIVEN BY MAIL AND RETURN OF THE CERTIFICATE BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. MODERN WOODMEN OF AMERICA WILL REFUND WITHIN SEVEN DAYS AFTER IT RECEIVES NOTICE OF CANCELLATION AND THE RETURNED CERTIFICATE AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM OF:

A) THE ACCUMULATED VALUE OF THE CERTIFICATE ON THE DATE THE CERTIFICATE IS RECEIVED AT OUR ADMINISTRATIVE CENTER;
B) ANY PREMIUM EXPENSE CHARGES WHICH WERE DEDUCTED FROM PREMIUMS;
C) MONTHLY DEDUCTIONS MADE ON THE CERTIFICATE DATE AND ANY MONTHLY DEDUCTION DAY; AND
D) AMOUNTS EQUAL TO DAILY CHARGES AGAINST THE VARIABLE ACCOUNT.

READ YOUR CERTIFICATE CAREFULLY. This is a certificate of membership and insurance and is a legal contract between the person having control and Modern Woodmen of America.

SIGNED FOR AND ON BEHALF OF MODERN WOODMEN OF AMERICA AT ROCK ISLAND, ILLINOIS, ON THE DATE OF ISSUE.


      /s/ Clyde Schoeck                       /s/ J. V. Standaert
           President                               Secretary

                            MODERN WOODMEN OF AMERICA

              HOME OFFICE                 VARIABLE PRODUCT ADMINISTRATIVE CENTER
              1701 1ST AVENUE             P.O. BOX 9284
              ROCK ISLAND, IL 61201       DES MOINES, IA 50306-9284


Form VULMWA (02-02)

                      INDEX OF MAJOR CERTIFICATE PROVISIONS

CERTIFICATE DATA                                                          Page 3
       Insured; Issue Age; Sex; Certificate Number; Certificate Date; Owner; Issue Date; Death Benefit Option; Maturity Date; Specified Amount at Issue; Summary of Current Specified Amount; Schedule of Forms and Premiums; Schedule of Current Charges; Schedule of Investment Options; Schedule of Current Surrender Charges; Table of Guaranteed Maximum Monthly Cost of Insurance Rates; Specified Amount Factors.

SECTION 1 - DEFINITIONS                                                   Page 8
       1.1 You, Your or Owner; 1.2 Accumulated Value; 1.3 Net Accumulated Value;
       1.4 Age; 1.5 Attained Age; 1.6 Business Day; 1.7 Certificate Anniversary;
       1.8 Certificate Date, Issue Date; 1.9 Certificate Year; 1.10 Declared Interest Option; 1.11 Due Proof of Death; 1.12 Eligibility for Waiver of Surrender Charge; 1.13 Fund; 1.14 General Account; 1.15 Home Office; 1.16 Administrative Center; 1.17 Monthly Deduction Day; 1.18 Net Premium; 1.19 Partial Withdrawal Fee; 1.20 Premium Expense Charge; 1.21 Qualified Nursing Care Center; 1.22 Qualified Physician; 1.23 SEC; 1.24 Surrender Charge; 1.25 Surrender Value; 1.26 Net Surrender Value; 1.27 Valuation Period; 1.28 Variable Account; 1.29 We, Our, Us or the Society.

SECTION 2 - THE CONTRACT                                                 Page 10
       2.1 Death Proceeds; 2.2 Death Benefit Options; 2.3 Contract; 2.4 Modification; 2.5 Incontestable Clause; 2.6 Misstatement of Age or Sex;
       2.7 Suicide; 2.8 Return of Certificate and Certificate Settlement; 2.9 Maturity Proceeds; 2.10 Termination; 2.11 Membership; 2.12 Control and Ownership; 2.13 Assignment; 2.14 Dividends; 2.15 Maintenance of Reserves.

SECTION 3 - BENEFICIARIES                                                Page 13
       3.1 Beneficiary; 3.2 Change of Beneficiary.

SECTION 4 - PREMIUMS AND REINSTATEMENT                                   Page 13
       4.1 Premium Payment; 4.2 Payment Frequency; 4.3 Grace Period; 4.4 Reinstatement; 4.5 Unscheduled Premiums; 4.6 Premium Limitations; 4.7 Premium Application; 4.8 Allocation of Premium.

SECTION 5 - CERTIFICATE CHANGE                                           Page 15
       5.1 Change of Specified Amount; 5.2 Specified Amount Decrease; 5.3 Specified Amount Increase; 5.4 Change of Death Benefit Option; 5.5 Life Insurance Qualification.

SECTION 6 - VARIABLE ACCOUNT                                             Page 16
       6.1 Variable Account; 6.2 Subaccounts; 6.3 Fund Investment Options; 6.4 Transfers; 6.5 Special Transfer Privilege.

SECTION 7 - ACCUMULATED VALUE BENEFITS                                   Page 18
       7.1 Accumulated Value Determination; 7.2 Net Accumulated Value Determination; 7.3 Surrender Value; 7.4 Net Surrender Value; 7.5
       Variable Accumulated Value; 7.6 Subaccount Units; 7.7 Unit Value; 7.8 Declared Interest Option Accumulated Value; 7.9 Declared Interest Option Interest; 7.10 Monthly Deduction; 7.11 Cost of Insurance; 7.12 Cost of Insurance Rate; 7.13 Basis of Values; 7.14 Partial Withdrawal; 7.15 Surrender; 7.16 Waiver of Surrender Charge; 7.17 Use of Settlement Option; 7.18 Delay of Payment; 7.19 Tax Charges; 7.20 Continuance of Insurance; 7.21 Annual Report.

SECTION 8 - CERTIFICATE LOANS                                            Page 24
       8.1 Cash Loan; 8.2 Loan Value; 8.3 Loan Interest; 8.4 Loan Allocation;
       8.5 Loan Repayment.

SECTION 9 - SETTLEMENT OPTIONS                                           Page 25
       9.1 Options That May Be Elected; 9.2 Choice and Availability of Options;
       9.3 Withdrawal; 9.4 Basis for Settlement Option Values; 9.5 Non-Segregation of Proceeds; 9.6 Payee(s) and Death of Payee(s); 9.7 Claims of Creditors; 9.8 Supplemental Contract; 9.9 Proof of Survival and Age; Settlement Option Tables.

Any additional benefits and endorsements that apply to this certificate are listed on the certificate data page and are described in the forms that follow
Section 9 of this certificate.


Form VULMWA (02-02)

                                CERTIFICATE DATA

Insured                                      [John Q Woodmen]

Issue Age                                    [35]

Sex                                          [Male]

Certificate Number                           [8500001]

Certificate Date                             [02-01-2002]

[Owner]                                      [John Q Woodmen]

Issue Date                                   [02-01-2002]

Death Benefit Option                         [Type 2]

Maturity Date                                [02-01-2082]

Specified Amount at Issue                    [$100,000]

                       Summary of Current Specified Amount

DESCRIPTION           SPECIFIED AMOUNT         EFFECTIVE DATE         PREMIUM CLASS
[AT ISSUE             $100,000                 02-01-2002             NONTOBACCO]

[Periodic Premium Reminder (Amount and Frequency)       $ 935.00       Annually]


                           Membership is in Camp [26]

************************** SCHEDULE OF FORMS AND PREMIUMS **********************

CURRENT                                                                        ORIGINAL           TARGET
FORM NO.          DESCRIPTION                             AMOUNT               EFFECTIVE DATE     PREMIUM
--------          -----------                             ------               --------------     -------
[VULMWA (02-02)   Participating Flexible                  $100,000             02-01-2002         $935.00]
                  Premium Variable Life



                          Certificate Number [8500001]
Form VULMWA (02-02)

                           SCHEDULE OF CURRENT CHARGES

Premium Expense Charge                            [7% of each premium up to
                                                  Target Premium]
                                                  [2% of each premium over
                                                  Target Premium]

Certificate Expense Charge                        [$5.00 per month]

First Year Per $1,000 Charge                      [$0.05 per $1,000 of specified
                                                  amount]

First Year Certificate Expense Charge             [$5.00 per month]

Partial Withdrawal Fee                            [Lesser of $25 per withdrawal
                                                  or 2% of accumulated value
                                                  withdrawn]

Transfer Charge                                   [$25 per transfer]

Mortality and Expense Risk Charge                 [0.0024548% of the variable
                                                  accumulated value per day
                                                  (equivalent to 0.90% per
                                                  year)]

Monthly Deduction Day                             [1st of each month]

Certificate Loan Interest Rate                    Adjustable Loan Rate (as
                                                  described in Section 8.3 of
                                                  your certificate)



                         SCHEDULE OF ALLOCATION OPTIONS

General Account:           The general assets of Modern Woodmen of America

Separate Account:          Modern Woodmen of America Variable Account

       Subaccounts:        Subaccounts are listed in the application

Net premiums will be allocated to the subaccounts or the declared interest option in accordance with the net premium allocation percentages shown in the application or in your most recent written instructions. For a full description of the Separate Account and the designated subaccounts, please refer to the current prospectus.

                          Certificate Number [8500001]
Form VULMWA (02-02)

                      SCHEDULE OF CURRENT SURRENDER CHARGES

SURRENDER DATE                                        SURRENDER CHARGE
[February 1, 2002-January 31, 2003                    $ 2181.00
February 1, 2003-January 31, 2004                     $ 2157.00
February 1, 2004-January 31, 2005                     $ 2133.00
February 1, 2005-January 31, 2006                     $ 1969.00
February 1, 2006-January 31, 2007                     $ 1805.00
February 1, 2007-January 31, 2008                     $ 1641.00
February 1, 2008-January 31, 2009                     $ 1477.00
February 1, 2009-January 31, 2010                     $ 1313.00
February 1, 2010-January 31, 2011                     $ 1149.00
February 1, 2011-January 31, 2012                     $  984.00
February 1, 2012-January 31, 2013                     $  820.00
February 1, 2013-January 31, 2014                     $  656.00
February 1, 2014-January 31, 2015                     $  492.00
February 1, 2015-January 31, 2016                     $  328.00
February 1, 2016-January 31, 2017                     $  164.00
February 1, 2017-January 31, 2018                     $   00.00]


                          Certificate Number [8500001]
Form VULMWA (02-02)

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
               PER $1,000 FOR TOBACCO AND NON-TOBACCO RATE CLASSES

                       TOBACCO                 NON-TOBACCO                             TOBACCO                  NON-TOBACCO
                       -------                 -----------                             -------                  -----------
ATTAINED           MALE        FEMALE       MALE       FEMALE      ATTAINED       MALE         FEMALE        MALE         FEMALE
   AGE             RATE         RATE        RATE        RATE          AGE         RATE          RATE         RATE          RATE
    0                                      0.08584     0.07000         50        0.83403      0.56449       0.42768       0.36180
    1                                      0.08584     0.07000         51        0.91166      0.60537       0.46688       0.38932
    2                                      0.08251     0.06667         52        0.99933      0.65209       0.51193       0.42101
    3                                      0.08084     0.06500         53        1.09871      0.70383       0.56365       0.45604
    4                                      0.07751     0.06417         54        1.20729      0.75641       0.62122       0.49191

    5                                      0.07334     0.06250         55        1.32342      0.81066       0.68547       0.53028
    6                                      0.06917     0.06084         56        1.44626      0.86408       0.75557       0.56866
    7                                      0.06500     0.05917         57        1.57581      0.91417       0.82985       0.60620
    8                                      0.06250     0.05834         58        1.71209      0.96343       0.91250       0.64375
    9                                      0.06167     0.05750         59        1.85845      1.01603       1.00518       0.68630

   10                                      0.06250     0.05667         60        2.02158      1.07866       1.10873       0.73638
   11                                      0.06750     0.05834         61        2.20569      1.15717       1.22400       0.79814
   12                                      0.07667     0.06084         62        2.41331      1.25825       1.35684       0.87493
   13                                      0.08917     0.06417         63        2.64531      1.38107       1.50727       0.96927
   14                                      0.10334     0.06834         64        2.89921      1.51813       1.67447       1.07532

   15                                      0.11335     0.07167         65        3.16834      1.66276       1.85761       1.18975
   16                                      0.12335     0.07501         66        3.45020      1.80994       2.05588       1.30838
   17                                      0.13085     0.07751         67        3.74229      1.95214       2.26847       1.42954
   18                                      0.13585     0.08001         68        4.04883      2.09605       2.49957       1.55491
   19                                      0.13919     0.08251         69        4.38161      2.25256       2.75591       1.69453

   20            0.19337      0.09751      0.14002     0.08417         70        4.74911      2.43759       3.04592       1.85845
   21            0.19337      0.09918      0.13835     0.08584         71        5.16235      2.67212       3.37720       2.05839
   22            0.19004      0.10168      0.13585     0.08667         72        5.62985      2.95957       3.75992       2.30363
   23            0.18670      0.10418      0.13252     0.08834         73        6.14841      3.30170       4.19334       2.59756
   24            0.18170      0.10668      0.12918     0.09001         74        6.71732      3.69191       4.67004       2.93610

   25            0.17586      0.10918      0.12502     0.09168         75        7.32578      4.11856       5.18003       3.31428
   26            0.17253      0.11335      0.12252     0.09418         76        7.94851      4.57248       5.71919       3.72382
   27            0.17086      0.11668      0.12085     0.09584         77        8.57456      5.04701       6.28340       4.16309
   28            0.17086      0.12085      0.12001     0.09834         78        9.20818      5.54895       6.87612       4.63892
   29            0.17336      0.12585      0.12001     0.10168         79        9.87149      6.09610       7.51607       5.16656

   30            0.17753      0.13168      0.12085     0.10418         80       10.58674      6.70972       8.22375       5.76724
   31            0.18337      0.13669      0.12335     0.10751         81       11.37459      7.40696       9.01810       6.45895
   32            0.19087      0.14252      0.12668     0.11085         82       12.24906      8.20087       9.91569       7.25729
   33            0.20087      0.15002      0.13168     0.11501         83       13.19603      9.11907      10.91280       8.15937
   34            0.21255      0.15836      0.13752     0.12001         84       14.18421     10.11631      11.99040       9.15556

   35            0.22672      0.16753      0.14419     0.12585         85       15.18033     11.17773      13.12418       10.23537
   36            0.24339      0.18170      0.15169     0.13418         86       16.16034     12.29517      14.29994       11.39164
   37            0.26424      0.19837      0.16169     0.14419         87       17.16810     13.45788      15.49991       12.62319
   38            0.28758      0.21755      0.17253     0.15502         88       18.22020     14.67216      16.71910       13.93142
   39            0.31427      0.23839      0.18420     0.16669         89       19.26842     15.93752      17.97489       15.32721

   40            0.34512      0.26340      0.19837     0.18087         90       20.32834     17.34402      19.28574       16.82248
   41            0.37848      0.29008      0.21338     0.19587         91       21.43307     18.86254      20.68243       18.45266
   42            0.41517      0.31677      0.22922     0.21088         92       22.71710     20.55222      22.21791       20.28063
   43            0.45521      0.34345      0.24673     0.22588         93       24.36888     22.54368      24.04369       22.43826
   44            0.49942      0.37014      0.26590     0.24089         94       26.62992     25.22305      26.50346       25.22305

   45            0.54613      0.39849      0.28758     0.25757         95       30.20740     29.24956      30.20740       29.24956
   46            0.59452      0.42768      0.31093     0.27508         96       36.35803     35.72205      36.35803       35.72205
   47            0.64709      0.45771      0.33595     0.29425         97       47.21180     46.86829      47.21180       46.86829
   48            0.70383      0.49024      0.36347     0.31427         98       66.20701     66.09429      66.20701       66.09249
   49            0.76559      0.52611      0.39349     0.33678     99-114       90.90909     90.90909      90.90909       90.90909


                          Certificate Number [8500001]
Form VULMWA (02-02)

                            SPECIFIED AMOUNT FACTORS

   ATTAINED                         ATTAINED                           ATTAINED
  AGE AT DATE                      AGE AT DATE                        AGE AT DATE
   OF DEATH         FACTOR          OF DEATH           FACTOR          OF DEATH             FACTOR
     0-40            2.50              59               1.34              78                 1.05
      41             2.43              60               1.30              79                 1.05
      42             2.36              61               1.28              80                 1.05
      43             2.29              62               1.26              81                 1.05
      44             2.22              63               1.24              82                 1.05
      45             2.15              64               1.22              83                 1.05
      46             2.09              65               1.20              84                 1.05
      47             2.03              66               1.19              85                 1.05
      48             1.97              67               1.18              86                 1.05
      49             1.91              68               1.17              87                 1.05
      50             1.85              69               1.16              88                 1.05
      51             1.78              70               1.15              89                 1.05
      52             1.71              71               1.13              90                 1.05
      53             1.64              72               1.11              91                 1.04
      54             1.57              73               1.09              92                 1.03
      55             1.50              74               1.07              93                 1.02
      56             1.46              75               1.05              94                 1.01
      57             1.42              76               1.05             95-114              1.01
      58             1.38              77               1.05              115                1.00

                          Certificate Number [8500001]
Form VULMWA (02-02)

SECTION 1 - DEFINITIONS

1.1 YOU, YOUR OR OWNER
means the certificate holder who is the person (or persons) having control of this certificate. See Section 2.12.

1.2 ACCUMULATED VALUE
means the certificate's accumulated value which is calculated as:
a)  the variable accumulated value, which is defined in Section 7.5;
PLUS
b)  the declared interest option accumulated value which is defined in Section
    7.8.

1.3 NET ACCUMULATED VALUE
means the certificate's net accumulated value which is calculated as:
a)  the accumulated value;
MINUS
b)  the amount of any certificate loan;
MINUS
c)  any certificate loan interest due;
PLUS
d)  any unearned loan interest.

1.4  AGE
means age at the last birthday.

1.5 ATTAINED AGE
means your age on the certificate date plus the number of certificate years since the certificate date.

1.6 BUSINESS DAY
means a day that the New York Stock Exchange is open for trading, except:
a) any period when the Securities and Exchange Commission determines that an emergency exists which makes it impracticable for a fund to dispose of its securities or to fairly determine the value of its net assets; or
b) such other periods as the Securities and Exchange Commission may permit for the protection of security holders of a fund.

1.7 CERTIFICATE ANNIVERSARY
means the same date in each year as the certificate date.

1.8 CERTIFICATE DATE, ISSUE DATE
mean the dates shown on the certificate data page. The certificate date is used to determine certificate years and certificate anniversaries.

1.9 CERTIFICATE YEAR
means the 12-month period that begins on the certificate date or on a certificate anniversary.

1.10 DECLARED INTEREST OPTION
means an option in which accumulated value accrues interest at a guaranteed minimum rate. The declared interest option is supported by the general account.

1.11 DUE PROOF OF DEATH
means proof of death satisfactory to us. Such proof may consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death, or any other proof satisfactory to us.

1.12 ELIGIBILITY FOR WAIVER OF SURRENDER CHARGE means the insured:
a) is diagnosed by a qualified physician as having a terminal illness. A terminal illness is any disease or medical condition which the qualified physician expects will result in death within one (1) year; or
b)  stays in a qualified nursing care center for 90 consecutive days.


Form VULMWA (02-02)
                                      8

1.13 FUND
means an open-end, diversified management investment company or unit investment trust registered with the SEC under the Investment Company Act of 1940 in which the Variable Account invests.

1.14 GENERAL ACCOUNT
means all our assets other than those allocated to the variable account or any other separate account. We have complete ownership and control of the assets of the general account.

1.15 HOME OFFICE
means Modern Woodmen of America, 1701 1st Avenue, Rock Island, Illinois, 61201.

1.16 ADMINISTRATIVE CENTER
means Modern Woodmen of America Variable Product Administrative Center, P.O. Box 9284, Des Moines, Iowa, 50306-9284.

1.17 MONTHLY DEDUCTION DAY
means the same date in each month as the certificate date. The charges for this certificate are calculated as of the monthly deduction day.

1.18 NET PREMIUM
means the amount of premium remaining after the premium expense charge has been deducted. This amount will be allocated among the subaccounts of the variable account and the declared interest option according to the allocations shown in the attached application or in your most recent written instructions.

1.19 PARTIAL WITHDRAWAL FEE
means a fee equal to the lesser of $25 or 2% of the accumulated value withdrawn that is applied at the time of any partial withdrawal.

1.20 PREMIUM EXPENSE CHARGE
means the premium expense charge shown on the certificate data page. This amount may go up or down, but is guaranteed to never exceed 7 percent of each premium.

1.21 QUALIFIED NURSING CARE CENTER
means a long-term care center that is licensed to operate according to the laws of its location. The following are qualified nursing care centers:
a)  Skilled Nursing Center - means a center:
    1)  that provides skilled nursing care supervised by a licensed physician;
    2) that provides 24-hour nursing care by, or supervised by, a Registered Nurse (R.N.); and
    3)  that keeps a daily medical record of each patient.
b)  Intermediate Care Center - means a center:
    1) that provides 24-hour nursing care by, or supervised by, an R.N. or a Licensed Practical Nurse (L.P.N.); and
    2)  that keeps a daily medical record of each patient.
c)  Hospital - means a center:
    1) that operates for the care and treatment of sick or injured persons as inpatients;
    2)  that provides 24-hour nursing care by, or supervised by, an R.N.;
    3)  that is supervised by a staff of licensed physicians; and
    4) that has medical, diagnostic, and major surgery capabilities or access to such capabilities.

Qualified Nursing Care Center does not include:
a)  drug or alcohol treatment centers;
b) home for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency


Form VULMWA (02-02)
                                      9
    or retirement care; or
c)  places owned or operated by a member of the insured's immediate family.

1.22 QUALIFIED PHYSICIAN
means a licensed, medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the insured, or a member of the immediate family of either you or the insured.

1.23 SEC
means the Securities and Exchange Commission, a U.S. government agency.

1.24 SURRENDER CHARGE
means a charge that is applied to the accumulated value at the time of a surrender during the first 15 certificate years or the first 15 years after a specified amount increase. The surrender charges are shown on the certificate data page.

A specified amount increase has its own surrender charge period which begins on the date of the increase. If a specified amount increase is made, the surrender charges will be a composite of all charges which apply for each year.

1.25 SURRENDER VALUE
means the certificate's surrender value which is calculated as:
a)  the accumulated value;
MINUS
b)  the surrender charge.

1.26 NET SURRENDER VALUE
means the certificate's net surrender value which is calculated as:
a)  the surrender value;
MINUS
b)  any certificate loan;
MINUS
c)  any certificate loan interest due;
PLUS
d)  any unearned loan interest.

1.27 VALUATION PERIOD
means the period between the close of business on a business day and the close of business on the next business day.

1.28 VARIABLE ACCOUNT
means the Separate Account shown on the certificate data page. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

1.29 WE, OUR, US OR THE SOCIETY
means Modern Woodmen of America.

SECTION 2 - THE CONTRACT

2.1 DEATH PROCEEDS
We will pay the death proceeds to the beneficiary:
a)  within 7 days after receipt by us of due proof of the insured's death;
b)  if the certificate is in force on the date of death; and
c)  subject to the terms and conditions of this certificate.

The death proceeds will be the sum of:
a)  the death benefit; and
b)  any premiums paid after the date of death; and
c)  any unearned certificate loan interest on the date of death;
MINUS:
a)  any certificate loan; and
b)  any certificate loan interest due;
PLUS:
any interest credited on this amount from the date of death to the date of payment, the rate to be set by us but not less than 3% per year or any rate required by law.


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2.2 DEATH BENEFIT OPTIONS
The death benefit option in effect for this certificate is shown on the certificate data page and is one of the following:
Type 1 -- The death benefit will be the greater of a) or b) where:
a)  is the specified amount shown on the certificate data page; and
b) is the accumulated value multiplied by the specified amount factor from the table on the certificate data page for your attained age.

Type 2 -- The death benefit will be the greater of a) or b) where:
a) is the sum of the specified amount shown on the certificate data page and the accumulated value; and
b) is the accumulated value multiplied by the specified amount factor from the table on the certificate data page for your attained age.

All values are determined as of the end of the business day on or next following the date of death.

2.3 CONTRACT
This certificate is a legal contract. We issue this certificate in consideration of the first premium and the statements in the application. The entire contract consists of:
a)  the basic certificate;
b)  any endorsements or additional benefit riders;
c)  the attached copy of your application;
d)  any amendments, supplemental applications or other attached papers; and
e) the Articles of Incorporation and By-Laws of the Society which are in force on the issue date of this certificate.

We rely on statements made in the application for the certificate. These statements, in the absence of fraud, are deemed representations and not warranties. No statement will void this certificate or be used in defense of a claim unless:
a)  it is contained in the application; and
b)  such application is attached to this certificate.

2.4 MODIFICATION
No one can change any part of this certificate except you and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this certificate or waive any of its provisions.

2.5 INCONTESTABLE CLAUSE
This certificate will be incontestable for any reason other than fraud after it has been in force during the insured's lifetime for two (2) years from the issue date shown on the certificate data page.

Any requested increase in the specified amount will be incontestable only after such increase has been in force during the insured's lifetime for two (2) years from the effective date of such increase.

2.6 MISSTATEMENT OF AGE OR SEX
We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount that would have been purchased at the most recent mortality charge for correct age or sex.

2.7 SUICIDE
If, within two (2) years of the issue date, the insured dies by suicide, whether sane or insane, our liability is limited to the premium paid plus any unearned loan interest at the date of death, minus any certificate loan, any loan interest due and any partial withdrawals.


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If the insured dies by suicide, while sane or insane, within two (2) years of the effective date of any specified amount increase or reinstatement, our liability with respect to such increase or reinstatement is limited to the cost of insurance.

2.8 RETURN OF CERTIFICATE AND CERTIFICATE SETTLEMENT
We reserve the right to have this certificate sent to us for any:
a) modification; b) death settlement; c) surrender; d) assignment; e) change of beneficiary; f) election; or g) exercise of any certificate privilege.

All sums to be paid by us under this certificate are considered paid when tendered by us at our administrative center.

2.9 MATURITY PROCEEDS
If the insured is living on the maturity date and this certificate is in force, we will pay you the net accumulated value determined as of the end of the business day on or next following the maturity date. The maturity date will be the insured's attained age 115.

2.10 TERMINATION
This certificate ends when any one of the following events occurs:
a)  you request that the certificate be canceled;
b)  the insured dies;
c)  the certificate matures;
d)  the certificate is surrendered; or
e)  the grace period ends without payment of the premium.

2.11 MEMBERSHIP
An insured of the age of 16 or more is an adult member of the Society. An adult member has all of the privileges of membership as provided in the By-Laws. An insured of the age of 15 or less is a junior member until age 16 when adult membership begins. The rights and privileges of membership are personal to the insured. They may not be transferred to any other person.

2.12 CONTROL AND OWNERSHIP
The insured is the owner and person having control of this certificate unless another owner is named. During the insured's lifetime, the person having control of this certificate may exercise all of the rights and receive all of the benefits provided by this certificate without the consent of any other person.

If the issue age specified on the certificate data page is 15 or less, the applicant for this certificate, or the applicant's duly appointed successor, shall have control of this certificate but may not assign it. During the period after the insured attains age 16 and before the insured attains age 21, control will pass to the insured: (a) upon the death of such applicant; or (b) upon receipt of written request by such applicant in form satisfactory to the Society. When the insured attains age 21, control shall pass to the insured.

2.13 ASSIGNMENT
No assignment of this certificate will bind us unless it is:
a)  in writing on a form acceptable to us;
b)  signed by you; and
c)  received by us at our administrative center.

We will not be responsible for the validity of an assignment. Any indebtedness to the Society against this certificate will have priority over any assignment.

2.14 DIVIDENDS
This is a participating certificate. It will


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share in the divisible surplus of the Society, as determined annually by the
Board of Directors. Any share of such surplus apportioned to this certificate will be payable as a dividend. Dividends may be paid in cash, added to the accumulated value, applied in reduction of premium, applied to the purchase of paid-up additional insurance, or left to accumulate at an interest rate not less than 4% per year. Dividends will be paid in cash unless otherwise requested. We do not expect that any dividends will be declared on this certificate.

2.15 MAINTENANCE OF RESERVES
This provision applies only to benefits provided through the declared interest option that is supported by the general account. If an emergency should arise which would impair the reserves of the Society, the Board of Directors may determine a fair share of the deficiency that will be paid by you. If such payment is not made, it will stand as a debt against this certificate and draw interest at 5% per year compounded annually. In lieu of such debt or in combination with it, you may consent to an equivalent reduction in benefits.

SECTION 3 - BENEFICIARIES

3.1 BENEFICIARY
Beneficiaries are as named in the application, unless changed by you.

Unless the beneficiary designation provides otherwise, if any beneficiary dies before the insured, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

Contingent beneficiaries will have the right to receive the proceeds only if no principal beneficiary survives. If no designated beneficiary survives the insured, the proceeds will be paid as stated in the By-Laws of the Society.

In finding and identifying beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.2 CHANGE OF BENEFICIARY
While the insured is alive, a change of beneficiary can be made at any time, subject to the following rules:
a)  the change must be in writing on a form acceptable to us;
b)  it must be signed by you;
c)  the form must be sent to our administrative center and recorded by us;
d) the change will take effect on the date signed, but it will not apply to any payment made or action taken by us before we recorded the change form; and
e) a change of beneficiary designation will automatically revoke any previous designations.

SECTION 4 - PREMIUMS AND REINSTATEMENT

4.1 PREMIUM PAYMENT
Premium payments are flexible as to both timing and amount. We deduct a premium expense charge (see certificate data page) from each premium payment. Each premium is to be paid at our administrative center.

Any member suspended as a result of disciplinary action for conduct unbecoming a member of the Society will have the right to make premium payments to maintain this certificate in force.


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4.2 PAYMENT FREQUENCY
The first premium is due on or prior to the certificate date. We will send periodic reminder notices to you upon request. The minimum amount for which such notice will be sent will be $100. A reminder notice may be sent for different periods of 12, 6, or 3 month intervals. The reminder notice period may be changed upon request.

4.3 GRACE PERIOD
A grace period of 61 days will be allowed for payment of a premium that, when reduced by the premium expense charge, is at least equal to three times the monthly deduction charge due on such date. The grace period applies:
a) during the first three (3) certificate years, if the net accumulated value is not large enough on any monthly deduction day to cover the monthly deduction due; and
b) during the first three (3) certificate years, if you have taken out a certificate loan and during this period, the net surrender value is not large enough to cover the monthly deduction due; and
c) during subsequent years, if the net surrender value is not large enough on any monthly deduction day to cover the monthly deduction due.

The grace period begins on the date we send you written notice of the required payment. Such premium shall be due on such monthly deduction day and, if not received by us within the grace period of 61 days, all coverage under this certificate will lapse without value. If a claim by death during the grace period becomes payable under the certificate, any due and unpaid monthly deductions will be deducted from the proceeds.

4.4 REINSTATEMENT
Prior to the maturity date, a lapsed certificate that has not been surrendered for its net surrender value may be reinstated. This may occur at any time within five (5) years of the monthly deduction day immediately preceding the expired grace period. It is subject to the following rules:
a)  you must send a written request to us;
b) the insured must provide proof of good health and insurability satisfactory to us;
c) a premium sufficient to keep the certificate in force for 3 months must be paid;
d) you must pay a charge equal to the cost of insurance for the coverage provided during the 61-day grace period which was in effect prior to the termination of this certificate; and
e) the effective date of the reinstated certificate will be the monthly deduction day on or next following the date we approve reinstatement.

4.5 UNSCHEDULED PREMIUMS
Unscheduled premium payments of at least $100 may be made at any time prior to the maturity date. The Society may, in its discretion, waive the $100 minimum requirements. We reserve the right to limit the number and amount of unscheduled premium payments.

4.6 PREMIUM LIMITATIONS
The Society reserves the right to limit the number and amount of premium payments in order to maintain this certificate's qualification as life insurance under federal tax law. We will refund any portion of a premium payment that would cause the certificate to lose such qualification.

4.7 PREMIUM APPLICATION
While any certificate loan is outstanding, unless you request otherwise, premium payments will be applied as a payment to reduce the outstanding balance of the loan. When such loan has been repaid, the balance of any premium payment remaining after


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payment of the loan, plus any subsequent payments, will be allocated as described in the following provision.

4.8 ALLOCATION OF PREMIUM
You will determine the percentage of net premium that will be allocated to each subaccount of the variable account and to the declared interest option. You may choose to allocate all of the net premium, a percentage or nothing to a particular subaccount or to the declared interest option. Any allocation must be for at least 10% of the net premium. A fractional percent may not be chosen. We reserve the right to limit the number of subaccounts you may participate in at any one time.

Net premiums will be allocated to the declared interest option if they are received either before the date the Society obtains a signed notice from you that the certificate has been received, or before the end of 25 days after the date we send the certificate to you. Upon the earlier of (i) the date the Society obtains a notice signed by you that the certificate has been received, or (ii) 25 days after the date we send the certificate to you, we will transfer part or all of the accumulated value in the declared interest option to the subaccounts in accordance with your allocation instructions. Net premiums received on or after (i) or (ii) above will be allocated in accordance with the net premium allocation percentages shown in the application or your most recent written instructions.

You may change the allocation for future net premiums at any time, subject to the following rules:
a)  the certificate must be in force;
b)  there must be a net accumulated value;
c)  the change must be in writing on a form acceptable to us;
d)  the form must be signed by you; and
e) the change will take effect on the business day on or next following the date we receive the signed form at our administrative center.

A change of allocation of future net premiums does not affect current net accumulated values.

SECTION 5 - CERTIFICATE CHANGE

5.1 CHANGE OF SPECIFIED AMOUNT
You may change the specified amount at any time after the certificate has been in effect for one (1) certificate year, subject to the following rules:
a)  the change must be in writing on a form acceptable to us;
b)  it must be signed by you;
c) the change will take effect on the monthly deduction day coinciding with or next following the date the request is approved by us; and
d) we will provide a new certificate data page for any change in specified amount.

5.2 SPECIFIED AMOUNT DECREASE
Any decrease in specified amount will reduce such amount in the following order:
a)  the specified amount provided by the most recent increase will be reduced;
    then
b)  the next most recent increases will be reduced in succession; and
c)  the initial specified amount will be reduced last.

A specified amount decrease will not reduce any surrender charges.

The total specified amount which remains in force after a requested decrease may not be less than the minimum specified amount in effect for the certificate on the date of decrease.


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5.3 SPECIFIED AMOUNT INCREASE
In addition to the rules for change in specified amount, an increase in specified amount is subject to the following:
a)  proof of insurability acceptable to us; and
b) payment of the first month's cost of insurance or sufficient accumulated value for deduction of such cost of insurance.

5.4 CHANGE OF DEATH BENEFIT OPTION
You may request to change the death benefit option. The change will take effect on the monthly deduction day coinciding with or next following the date we approve the request.

If Type 2 is changed to Type 1, the current specified amount will not change.

If Type 1 is changed to Type 2, the current specified amount will be reduced by an amount equal to the accumulated value on the effective date of the change. The total specified amount which remains in force may not be less than the minimum specified amount in effect for the certificate on the date of change.

5.5 LIFE INSURANCE QUALIFICATION
If, following a requested change of specified amount or a change of death benefit option, this certificate would no longer qualify as life insurance under federal tax law, we will limit the change to an amount that would maintain such qualification. The Society reserves the right to change the certificate in the event of future changes in federal tax laws to the extent required to maintain the certificate's qualification as life insurance.

SECTION 6 - VARIABLE ACCOUNT

6.1 VARIABLE ACCOUNT
We own the assets of the variable account. We will value the assets of the variable account each business day. The assets of such account will be kept separate from the assets of our general account and any other separate accounts. Income and realized and unrealized gains or losses from assets in the variable account will be credited to or charged against such account without regard to our other income, gains or losses.

That portion of the assets of the variable account that equals the reserves and other liabilities of the certificates that are supported by the variable account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the variable account that are in excess of such reserves and other certificate liabilities.

While the variable account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Illinois that regulate the operations of insurers incorporated in Illinois.

We also reserve the right to transfer assets of the variable account, which we determine to be associated with the class of certificates to which this certificate belongs, to another separate account. If this type of transfer is made, the term "variable account," as used in this certificate, shall then mean the variable account to which the assets were transferred.

When permitted by law, we also reserve the right to:

a)  deregister the variable account under the Investment Company Act of 1940;
b)  manage the variable account under the direction of a committee;
c)  restrict or eliminate any voting rights


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    you or other persons have as to the variable account; and
d)  combine the variable account with other separate accounts.

6.2 SUBACCOUNTS
The variable account is divided into subaccounts. The subaccounts are listed in the attached application. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts and to transfer the assets of one or more subaccounts to any other subaccount.

We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of certificates as we deem appropriate. Each new subaccount would invest in a new investment option of a fund, or in shares of another investment company. You will determine the percentage of net premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3 FUND INVESTMENT OPTIONS
The funds have one or more investment options each of which corresponds to one of the subaccounts of the variable account. The investment options are listed in the attached application. Net premiums allocated to a subaccount will automatically be invested in the fund investment option associated with that subaccount. You will share only in the income, gains or losses of the investment option(s) to which net premiums have been allocated through the subaccounts.

We have the right, subject to compliance with any applicable laws, to make:
a)  additions to;
b)  deletions from; or
c)  substitutions for;
the shares of a fund investment option that are held by the variable account or that the account may purchase.

We also reserve the right to dispose of the shares of an investment option of a fund and to substitute shares of another investment option of such fund or shares of another investment company:
a) if the shares of the investment option are no longer available for investment; or
b) if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the variable account.

In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other certificates as may be necessary or appropriate to reflect the substitution or change.

6.4 TRANSFERS
You may transfer all or part of the accumulated value among the subaccounts of the variable account and between the subaccounts and the declared interest option, subject to the following rules:
a) the transfer request may be by telephone or in writing on a form acceptable to us;
b) the transfer will take effect as of the end of the valuation period during which we receive the transfer request at our administrative center;
c) you may transfer amounts among the subaccounts of the variable account an unlimited number of times in a certificate year;
d) you may transfer amounts between the declared interest option and the variable account only once in a certificate year;
e) the first transfer in each certificate year will be made without a transfer charge; thereafter, each time amounts are


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    transferred, a transfer charge may be imposed; this transfer charge is shown on the certificate data page.

f) the accumulated value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge; unless paid in cash, the transfer charge will be deducted on a pro rata basis from the declared interest option and/or the subaccounts to which the transfer is made;

g)  you must transfer at least:
    1)  a total of $100; or
    2) the total accumulated value in the subaccount or the total accumulated value in the declared interest option less any certificate loan, if the total amount transferred is less than $100.

The following additional rules apply to transfers from the declared interest option:
a) the accumulated value in the declared interest option after a transfer from such option must at least equal the amount of all certificate loans;
b) no more than 50% of the net accumulated value in the declared interest option may be transferred unless the balance in the declared interest option after the transfer, would be less than $1,000; if the balance in the declared interest option would fall below $1,000, the full net accumulated value in the declared interest option may be transferred.

6.5 SPECIAL TRANSFER PRIVILEGE
You may transfer, at any time, all of the amounts in the subaccounts to the declared interest option. This certificate will then become one in which the benefits do not vary with the investment performance of the variable account. You must tell us this special transfer privilege is being exercised. We will then waive the transfer charge. You may exercise this special transfer privilege once per certificate year.

If you exercise this special transfer privilege, we will automatically credit all future premium payments to the declared interest option until you request a change in the allocation. At the time of the transfer, there is no effect on the certificate's death benefit, accumulated value, specified amount, premium class or attained age.

SECTION 7 - ACCUMULATED VALUE BENEFITS

7.1 ACCUMULATED VALUE DETERMINATION

The accumulated value of this certificate will be the sum of:
a)  the accumulated value in the subaccounts of the variable account;
PLUS
b)  the accumulated value in the declared interest option.

7.2 NET ACCUMULATED VALUE DETERMINATION
The net accumulated value of this certificate will be:
a)  the accumulated value;
MINUS
b)  the amount of any certificate loan;
MINUS
c)  any certificate loan interest due;
PLUS
d)  any unearned loan interest.

7.3 SURRENDER VALUE
The surrender value of this certificate will be:
a)  the accumulated value;
MINUS
b)  the surrender charge.


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7.4 NET SURRENDER VALUE

The net surrender value of this certificate will be:

a) the surrender value;

MINUS

b) any certificate loan;

MINUS

c) any certificate loan interest due;

PLUS

d) any unearned loan interest.

7.5 VARIABLE ACCUMULATED VALUE

On the business day on or next following the day we receive notice that you have received and accepted the certificate, the variable accumulated value is the total amount of net premium, if any, credited to the subaccounts of the variable account, minus the monthly deduction applicable to those subaccounts if the net premium is allocated on a monthly deduction day. After such date, the certificate's variable accumulated value is equal to the sum of the certificate's accumulated value in each subaccount. The accumulated value in a subaccount is equal to a) multiplied by b) where:

a) is the current number of subaccount units; and

b) is the current unit value.


The variable accumulated value will vary from business day to business day reflecting changes in a) and b) above.

7.6 SUBACCOUNT UNITS

When transactions are made which affect the variable accumulated value, dollar amounts are converted to subaccount units. The number of subaccount units for a transaction is determined by dividing the dollar amount of the transaction by the current unit value.

The number of units for a subaccount increases when:

a) net premiums are credited to that subaccount; or

b) transfers from the declared interest option or other subaccounts are credited to that subaccount.

The number of units for a subaccount decreases when:

a) you take out a certificate loan from that subaccount;

b) you make a partial withdrawal from that subaccount;

c) we take a portion of the monthly deduction from that subaccount; or

d) transfers are made from that subaccount to the declared interest option or other subaccounts.

7.7 UNIT VALUE

The unit value for a subaccount on any business day is determined by dividing each subaccount's net asset value by the number of units outstanding at the time of calculation. The unit value for each subaccount was set initially at $10 when the subaccounts first purchased fund shares. The unit value for each subsequent valuation period is calculated by dividing a) by b), where:

a) is:

   1) the value of the net assets of the subaccount at the end of the preceding valuation period;

   PLUS

   2) the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the valuation period for which the unit value is being determined;

   MINUS

   3) the capital losses, realized or unrealized, charged against those net assets during the valuation period;

   MINUS

   4) any amount charged against the subaccount for taxes, or any amount

Form VULMWA (02-02)
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

      set aside during the valuation period by the Society as a provision for taxes attributable to the operation or maintenance of that subaccount;

   MINUS

   5) the mortality and expense risk charge shown on the certificate data page; this charge may go up or down but will never exceed 0.0028618% of the daily net assets in that subaccount for each day in the valuation period; the maximum charge corresponds to a charge of 1.05% per year of the average daily net assets of the subaccount for mortality and expense risks.

b) is the number of units outstanding at the end of the preceding valuation period.

The unit value for a valuation period applies for each day in the period. We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.8 DECLARED INTEREST OPTION ACCUMULATED VALUE

The declared interest option accumulated value as of the certificate date is the net premium credited to the declared interest option as of that date minus the monthly deduction applicable to the declared interest option for the first certificate month.

Thereafter, the declared interest option accumulated value is computed as a) + b) + c) + d) - e) - f), where:

a) is the declared interest option value on the preceding monthly deduction day plus any interest from the preceding monthly deduction day to the date of calculation;

b) is the total of net premiums credited to the declared interest option since the preceding monthly deduction day, plus interest from the date premiums are credited to the date of calculation;

c) is the total of the transfers from the variable account to the declared interest option since the preceding monthly deduction day, plus interest from the date of transfer to the date of calculation;

d) is the total amount transferred from the variable account to the declared interest option to secure certificate loans since the preceding monthly deduction day, plus interest from the date of transfer to the date of calculation;

e) is the total of the transfers to the variable account from the declared interest option since the preceding monthly deduction day, plus interest from the date of transfer to the date of the calculation; and

f) is the total of partial withdrawals from the declared interest option since the preceding monthly deduction day, plus interest from the date of withdrawal to the date of calculation.

If the date of calculation is a monthly deduction day, we also reduce the declared interest option accumulated value by the applicable monthly deduction for the certificate month following the monthly deduction day.

7.9 DECLARED INTEREST OPTION INTEREST

The guaranteed minimum interest rate applied to the declared interest option accumulated value is an effective rate of 4% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest and the manner in which it is determined will be set by us.

The interest credited on the portion of the declared interest option accumulated value which equals any certificate loan will be


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equal to the greater of 4% or:

a) the current effective loan interest rate;

MINUS

b) no more than 3%.

Interest will be credited to the declared interest option accumulated value on each monthly deduction day.

7.10 MONTHLY DEDUCTION

The monthly deduction is a charge made on the certificate date or on each monthly deduction day from the declared interest option accumulated value and the variable accumulated value on a proportionate basis as of the close of business on the monthly deduction day. For the purpose of determining the proportion of the deduction, the declared interest option accumulated value is reduced by the amount of any certificate loans. We make the deduction from each subaccount of the variable account based on each subaccount's proportional percentage of the variable accumulated value.

The monthly deduction for a certificate month will be computed as a) + b) +
c) + d) + e), where:

a) is the cost of insurance as described in the cost of insurance provision;

b) is the charge for all additional benefit riders attached to this certificate;

c) is the monthly certificate expense charge shown on the certificate data page; this amount may go up or down, but is guaranteed never to exceed $5; and

d) is the first year monthly per $1,000 charge shown on the certificate data page; this charge may go up or down, but is guaranteed not to exceed $0.05 per $1,000.

   This charge will be deducted for 12 months following the certificate date and during the 12 months following the effective date of an increase in the specified amount. Should this certificate lapse and later be reinstated, to the extent that the monthly per $1,000 charge was not deducted for a total of 12 certificate months prior to lapse, the charges will continue to be deducted following reinstatement of the certificate until such charge has been assessed, both before and after the lapse, for a total of 12 certificate months.

e) is the first year monthly certificate expense charge shown on the certificate data page; this amount may go up or down, but is guaranteed never to exceed $5 per month.

7.11 COST OF INSURANCE

The cost of insurance is computed as a) multiplied by the result of b) minus
c), where:

a) is the cost of insurance rate as described in Section 7.12 divided by 1,000;

b) is the death benefit as described in Section 2.2 as of the close of business on the monthly deduction day, divided by 1.0032737; and

c) is the accumulated value as of the close of business on the monthly deduction day.

The cost of insurance is determined separately for the initial specified amount and any increases made later. If the premium class for the initial specified amount is different from that of any increases, the accumulated value will first be considered a part of the initial specified amount. If the accumulated value as of the close of business on the monthly deduction day exceeds the initial specified amount, the excess will be considered to be a part of any increase in the specified amount in the same


Form VULMWA (02-02)
                                      21
order as the increases occurred.

7.12 COST OF INSURANCE RATE

The cost of insurance rate is subject to the following rules:

a) the rate for the initial specified amount is based on the insured's sex, premium class and attained age; for any increase in the specified amount, age will be determined from the insured's age as of last birth date on the effective date of the increase;

b) the monthly rates will be determined by us based on our expectation as to future mortality experience;

c) if we change the rates, we will change them for everyone in the insured's premium class;

d) the monthly guaranteed rates shown on the certificate data page are based on the 1980 Commissioners' Standard Ordinary Smoker and Nonsmoker Mortality Table; the monthly rate will never be more than the rates shown on the certificate data page.

7.13 BASIS OF VALUES

All reserves for the certificate are based on the Commissioners' 1980 Standard Ordinary Smoker and Nonsmoker Mortality Table.

All of the values are the same or more than the minimums set by the laws of the state where the certificate is delivered. We have filed a detailed statement of the way these values are determined with the insurance department in that state. It shows the figures and methods used.

7.14 PARTIAL WITHDRAWAL

While the insured is alive and prior to the maturity date, you may obtain a partial withdrawal of the net surrender value, subject to the following rules:

a) the amount of any partial withdrawal must be at least $500 and may not exceed the lesser of:

   1) the net surrender value less $500; or

   2) 90% of the net surrender value.

b) the death benefit will be reduced as a result of any partial withdrawal;

c) at the time of the partial withdrawal, if the death benefit option in effect is:

   1) Type 1: the specified amount will be reduced by the amount of accumulated value withdrawn.

   2) Type 2: there will be no effect on the specified amount.

d) the total specified amount which remains in force after a requested partial withdrawal may not be less than the minimum specified amount in effect for the certificate on the date of the partial withdrawal;

e) the accumulated value will be reduced by the amount of any partial withdrawal and any partial withdrawal fee; you may tell us how to allocate a partial withdrawal among the subaccounts and the declared interest option; if you do not so instruct, we will allocate the partial withdrawal among the subaccounts and the declared interest option in the same proportion that the accumulated value in each of the subaccounts and the accumulated value of the declared interest option reduced by any outstanding certificate loans bears to the total accumulated value reduced by any outstanding certificate loans on the date we receive the request.

7.15 SURRENDER

While the insured is alive and prior to the maturity date, you may surrender the certificate subject to the following rules:

a) you must send a written request to us;

b) the amount of any such surrender may be paid in cash or we will apply part or all of it under a settlement option;


Form VULMWA (02-02)
                                      22

c) a surrender charge may apply as stated on the certificate data page; if the surrender charge is not paid in cash, such charge will be deducted from the amount surrendered;

d) upon surrender, all insurance in force terminates.

7.16 WAIVER OF SURRENDER CHARGE

You may surrender this certificate without incurring a surrender charge if the insured becomes eligible for waiver of the surrender charge.

The waiver of the surrender charge is subject to the following rules:

a) we must receive a written request signed by you;

b) the certificate must be in force;

c) proof must be provided that the conditions of eligibility requirements for waiver of the surrender charge have been met, including an attending physician's statement and any other proof we may require; we reserve the right to seek a second medical opinion or have an examination performed at our expense by a physician we choose; and

d) the insured must become eligible for waiver of surrender charge after the first certificate year ends.

7.17 USE OF SETTLEMENT OPTION

If all of the accumulated value is applied under settlement option 2, 3, 4 or 5, the surrender charge will be reduced as follows:

a) if option 3 or 5 is used, the surrender charge will be zero; or

b) if option 2 or 4 is used, the surrender charge will be applied, however, the surrender charge will be determined by adding the fixed number of years for which payments will be made to the surrender date shown on the certificate data page.

7.18 DELAY OF PAYMENT

Proceeds from surrenders, partial withdrawals, and certificate loans will usually be mailed to the owner within 7 days after your signed request is received in our administrative center. We will usually mail any death claim proceeds within 7 days after we receive due proof of death. We will usually mail the maturity proceeds within 7 days after the maturity date. We have the right to delay any payment whenever:

a) the New York Stock Exchange is closed other than on customary weekends and any holiday closing;

b) trading on the New York Stock Exchange is restricted as determined by the SEC;

c) the SEC, by order, permits postponement for the protection of certificate holders; or

d) as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities; or to determine the value of the net assets of the variable account.

We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

We also have the right to delay making a surrender, partial withdrawal, or certificate loan from the declared interest option for up to 6 months from the date we receive your request.

7.19 TAX CHARGES

The Society may make a charge against the accumulated value of this certificate for any tax or economic burden on the Society resulting from the application of federal, state or local tax laws that the Society


Form VULMWA (02-02)
                                      23
determines to be properly attributable to the separate account or the certificate.

7.20 CONTINUANCE OF INSURANCE

The insurance under this certificate will continue until the earlier of:

a) the end of any grace period during which a required premium payment is not made;

b) the date you surrender this certificate for its entire net surrender value;

c) the date of the insured's death; or d) the date the certificate matures.

This provision will not continue the certificate beyond the maturity date or continue any rider beyond its termination date as specified in the rider.

7.21 ANNUAL REPORT

At least once each year we will send a report, without charge, to you that shows:

a) all premiums paid and charges made since the last report;

b) the current accumulated value including the value in each subaccount and the declared interest option;

c) any partial withdrawals since the last report;

d) any certificate loans; and

e) the current death benefit.

At other times, an illustrative report will be sent to you upon request. A fee may be charged for this report.

SECTION 8 - CERTIFICATE LOANS

8.1 CASH LOAN

You may obtain a cash loan at any time on the sole security of this certificate, if:

a) the certificate is in force;

b) there is a net surrender value.

8.2 LOAN VALUE

The total of all loans may not exceed 90% of the surrender value as of the date of the most recent loan. For any loan that is made, we will deduct interest in advance on the requested loan to the next certificate anniversary.

8.3 LOAN INTEREST

The loan interest rate is an annual rate. We may change this rate at the beginning of each certificate year. The annual loan interest is to be paid in advance on each certificate anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate. Any change in the interest rate will apply to any existing or new certificate loans on this certificate.

The maximum annual loan interest rate will be the higher of:

a) the Published Monthly Average of the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc. or any successor thereto, for the calendar month ending 2 months before the date on which the rate is determined; or

b) 5.5%; but it will never exceed the usury rate, if applicable.

If the Monthly Average described above is no longer published, we will use a substantially similar average that will be substituted by the insurance supervisory official of the state in which this certificate was delivered.

We will not make a change of less than 0.5% in this certificate's loan interest rate. We will inform you of the loan interest rate at the time a loan is made. Notice of any loan interest rate change on existing loans will be made in advance of the certificate anniversary on which the change becomes


Form VULMWA (02-02)
                                      24
effective.

8.4 LOAN ALLOCATION

When you take out a certificate loan, an amount equal to the loan will be segregated within the declared interest option as security for the loan. Amounts held as security for the loan will first be allocated to the accumulated value in the declared interest option. If the accumulated value in the declared interest option less any existing certificate loan is insufficient to cover the amount of the new certificate loan, the necessary amounts will be transferred from the subaccounts on a proportional basis. This transfer is not treated as a transfer for the purpose of the transfer charge or the limit of one transfer in a certificate year.

A transfer will also be made from the subaccounts on a proportional basis for any due and unpaid loan interest if the accumulated value in the declared interest option is not sufficient to cover such interest.

8.5 LOAN REPAYMENT

All or part of any certificate loan may be repaid at any time while the certificate is still in force. Loan amounts repaid will be allocated to the declared interest option. The portion of the accumulated value in the declared interest option securing the repaid portion of the loan will no longer be segregated within the declared interest option as security for the loan, but will remain in the declared interest option until transferred to the subaccounts by you.

Any outstanding certificate loans will be deducted from the proceeds at death, maturity or surrender.

SECTION 9 - SETTLEMENT OPTIONS

9.1 OPTIONS THAT MAY BE ELECTED

Settlement proceeds include amounts payable at the death of the insured, as partial withdrawals applied to a settlement option, or at surrender or maturity of this certificate. All or part of such proceeds may be left with the Society under any of the options listed below. Additional options may also be available.

    OPTION 1. DEPOSIT AT INTEREST. Interest income will be paid on proceeds left with the Society. The rate of interest will be not less than 3% per year.

    OPTION 2. INCOME FOR A FIXED PERIOD. Equal monthly income payments will be made for a period specified by you for between one and 30 years. Amounts are shown in the Settlement Option Table for Option 2.

    OPTION 3. LIFE INCOME WITH GUARANTEED PERIOD. Equal monthly income payments will be made for a guaranteed period, and will continue thereafter during the lifetime of the payee. Amounts are shown in the Settlement Option Table for Option 3. The guaranteed period may be 10 or 20 years or the period required for the total payments to equal the proceeds applied (installment refund).

    OPTION 4. INCOME OF A FIXED AMOUNT. Equal monthly, quarterly, semiannual or annual income payments of a specified amount will be made. Payments each year must total not less than 5% of the original proceeds left with the Society. The payments will continue until the proceeds, together with interest at the rate of 3% per year, are fully paid.

      OPTION 5. JOINT AND SURVIVOR LIFE INCOME. Equal monthly income payments


Form VULMWA (02-02)
                                      25
may be made jointly to two payees. When one payee dies, two-thirds of the original income payment will be paid to the survivor during the survivor's remaining lifetime. The amount of each payment will depend on the age and sex of the payees. Amounts are shown in the Settlement Option Table for Option 5. This option has no guaranteed period.

9.2 CHOICE AND AVAILABILITY OF OPTIONS

An option may be elected in the application for this certificate. An option may be elected, revoked or changed by you during the lifetime of the insured upon written request recorded at our administrative center. If an election is not in effect at the death of the insured, the beneficiary may elect an option, unless the manner of settlement has been restricted.

If no option is chosen, we will pay the proceeds of this certificate in one sum. We may also fulfill our obligation under this certificate by paying the proceeds in one sum if:

a) the proceeds are less than $5,000;

b) the payments are less than $50 each; or

c) the payee is an assignee, estate, trustee, partnership, corporation or association.

9.3 WITHDRAWAL

Except as otherwise provided in the election of a settlement option, a payee may elect to withdraw any unpaid balance of proceeds under Option 1 or 4, or may elect to receive the commuted value of any remaining payments under Option 2. Options 3 and 5 have no withdrawal rights.

9.4 BASIS FOR SETTLEMENT OPTION VALUES

Reserves and net single premiums for fixed settlement options involving life contingencies are based on the Annuity 2000 individual annuity mortality table with interest at 3% per year.

9.5 NON-SEGREGATION OF PROCEEDS

Any proceeds held by us under a fixed settlement option may be mingled with the general assets of the Society. We will not be under any duty or requirement to segregate or separately invest the proceeds of the fixed account.

9.6 PAYEE(S) AND DEATH OF PAYEE(S)

A person for whose benefit an option is elected shall be a payee under the option. A person to be a payee must be a natural person taking in his or her own right. When an option is elected, a secondary payee may be designated to receive any final amount that would be payable.

Unless otherwise provided, at the death of a payee under any optional method of settlement, any unpaid proceeds due such payee and remaining with the Society under Fixed Settlement Option 1 or 4, or the commuted value, as determined by us, of any remaining guaranteed payments due such payee under Fixed Settlement Option 2 or 3, will be paid in equal one sum shares to the then surviving principal beneficiaries as secondary payees. If no principal beneficiary is then living, any such unpaid amounts will be paid to the then surviving contingent beneficiaries as secondary payees. If no principal or contingent beneficiary survives the payee, any such unpaid amounts will be paid in one sum to the estate of the payee. Commutation will be based on interest at 3% per year.

9.7 CLAIMS OF CREDITORS

Payments under any settlement option will be exempt from the claims of creditors to the maximum extent allowed by law.

9.8 SUPPLEMENTAL CONTRACT

A supplemental contract will be issued on the date of settlement. It will show the


Form VULMWA (02-02)
                                      26
rights and benefits of the payee(s) under the settlement option elected. The first payment will be payable, or in the case of Option 1 interest will commence to accrue, as of the date of the supplemental contract. Payment intervals may be annual, semiannual, quarterly or monthly.

9.9 PROOF OF SURVIVAL AND AGE

If payment under an option depends on the survival of any person, the Society may require satisfactory evidence that such person is living when the payment becomes due. The Society may also require satisfactory evidence of the age of any person on whose life the payments are based.


Form VULMWA (02-02)
                                      27

                SETTLEMENT OPTION TABLES
              Monthly Income Payments for
                Each $1,000 of Proceeds


               OPTION 2 - INCOME FOR A FIXED PERIOD

   PERIOD              PERIOD                PERIOD
      OF      MONTHLY    OF       MONTHLY      OF        MONTHLY
    YEARS     PAYMENT   YEARS     PAYMENT     YEARS      PAYMENT
-------------------------------------------------------------------
      1       $84.47      11       $8.86        21        $5.32
      2        42.86      12        8.24        22         5.15
      3        28.99      13        7.71        23         4.99
      4        22.06      14        7.26        24         4.84
      5        17.91      15        6.87        25         4.71
      6        15.14      16        6.53        26         4.59
      7        13.16      17        6.23        27         4.47
      8        11.68      18        5.96        28         4.37
      9        10.53      19        5.73        29         4.27
     10         9.61      20        5.51        30         4.18

  Annual, Semiannual, or Quarterly payments are respectively, 11.839, 5.963, and 2.993 times the monthly payments.


                                   GUARANTEED SETTLEMENT OPTION 3
                             MONTHLY LIFE INCOME WITH GUARANTEED PERIOD

                         MALE                          FEMALE                         UNISEX
             ---------------------------   -------------------------------   ----------------------------
 AGE OF        10      20    INSTALLMENT    10      20         INSTALLMENT    10       20     INSTALLMENT
  PAYEE      YEARS    YEARS    REFUND      YEARS   YEARS          REFUND     YEARS    YEARS      REFUND
---------------------------------------------------------------------------------------------------------
   35        $3.34    $3.33     $3.31      $3.22    $3.21         $3.20      $3.24    $3.23       $3.22
   40         3.53     3.50      3.47       3.37    3.35           3.34       3.40     3.38        3.37
   45         3.76     3.70      3.68       3.57    3.54           3.52       3.61     3.57        3.55
   50         4.05     3.95      3.93       3.81    3.76           3.74       3.86     3.80        3.78
   55         4.41     4.24      4.25       4.13    4.03           4.02       4.18     4.07        4.07
   60         4.88     4.56      4.64       4.54    4.35           4.38       4.61     4.40        4.43
   65         5.48     4.88      5.15       5.07    4.71           4.84       5.16     4.75        4.90
   70         6.23     5.16      5.80       5.78    5.05           5.45       5.87     5.08        5.52
   75         7.08     5.36      6.63       6.67    5.31           6.26       6.75     5.32        6.33
   80         7.95     5.46      7.70       7.66    5.45           7.34       7.72     5.45        7.41
   85         8.69     5.50      9.07       8.55    5.50           8.75       8.58     5.50        8.82


Form VULMWA (02-02)
                                      28

                  GUARANTEED SETTLEMENT OPTION 5
             JOINT AND 2/3 TO SURVIVOR LIFE INCOME

   MALE                       FEMALE PAYEE AGE
  PAYEE
    AGE        50        55       60       65      70       75
---------------------------------------------------------------
    50        $3.80    $3.95    $4.12    $4.30   $4.50    $4.73
    55         3.93     4.11     4.31     4.53    4.77     5.04
    60         4.09     4.29     4.53     4.79    5.09     5.42
    65         4.25     4.49     4.77     5.09    5.46     5.88
    70         4.43     4.70     5.02     5.42    5.88     6.41

  UNISEX                      UNISEX PAYEE AGE
  PAYEE
    AGE        50       55       60       65       70      75
---------------------------------------------------------------
    50        $3.74    $3.88    $4.03    $4.20   $4.38    $4.58
    55         3.88     4.04     4.22     4.42    4.64     4.87
    60         4.03     4.22     4.44     4.68    4.95     5.23
    65         4.20     4.42     4.68     4.98    5.31     5.67
    70         4.38     4.64     4.95     5.31    5.73     6.20

PARTICIPATING
FLEXIBLE PREMIUM VARIABLE
LIFE INSURANCE CERTIFICATE

If you have any questions concerning this certificate or if anyone suggests that you change or replace this certificate, please contact your Modern Woodmen of America

Form VULMWA (02-02)
representative or our administrative center.

                   MODERN WOODMEN OF AMERICA

      HOME OFFICE                    VARIABLE PRODUCT ADMINISTRATIVE CENTER
      1701 1ST AVENUE                P.O. BOX 9284
      ROCK ISLAND, IL 61201          DES MOINES, IOWA 50306-9284
      TOLL-FREE: (800) 447-9811      TOLL-FREE: (877) 249-3692


Form VULMWA (02-02)